Exhibit 10.02
EMPLOYMENT AGREEMENT

THIS AGREEMENT (the "Agreement") is made as of the 4th day of August, 2008 between Aduromed Industries, Inc., a Delaware corporation (“ADRM"), Aduromed Corporation, a Delaware corporation (“Aduromed", and together with ADRM, the “Companies”) and Kevin T. Dunphy (the "Executive" or "Employee"), an individual residing at 2 Limekiln Court, Bethel CT 06801.

.WITNESSETH THAT:

WHEREAS, the Executive has extensive and valuable experience in the business of the Companies; and

WHEREAS, the Companies desire to employ the Executive, giving him full executive powers, and the Executive desires so to be employed by the Companies;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the Companies and the Executive hereby agree as follows:

1. Employment.

The Companies shall, and do hereby, employ the Executive, and the Executive shall, and does hereby accept employment from the Companies in the capacity of the Treasurer and Chief Financial Officer of the Companies. In such capacity, the Executive shall at all times during the term of his employment hereunder have the title of Treasurer and Chief Financial Officer; and shall

(i) devote during normal business hours his full attention, knowledge, experience, skills and best endeavors to the business and affairs of the Companies,

(ii) perform services and discharge duties set forth herein and generally associated with the position of the Treasurer and Chief Financial Officer in a trustworthy manner and

(iii) perform all duties consistent with (a) policies established from time to time by the Companies and (b) all applicable legal requirements.

2. Authority.

  Employee shall have the responsibility and authority to manage the financial affairs in the ordinary course of the Companies, including, but not limited to,

(i) subject to approval by the Chief Executive Officer of the Companies, the hiring and terminating of employees relating to the financial affairs of the Companies; and

(ii) performing all other functions necessary to provide for the continued operation in the ordinary course of the Companies as shall from time to time be established.

3. Term.

Subject to the provisions for termination herein provided, the term of this Agreement shall commence as of the 4th day of August, 2008, and shall continue in full force and effect until the Company's close of business on August 4th, 2009. At the expiration of the original term of this Agreement on August 4th, 2009, and upon each anniversary thereafter, the Term of this Agreement shall be deemed renewed and extended for successive one-year periods, provided that neither party, within ninety (90) days prior to such expiration date or any anniversary thereof, shall have given written notice to the other that this Agreement shall not be renewed or extended. (Such term, including all renewals and extensions, herein called the "Term".)

4. Compensation.

The Company shall compensate the Employee during the Term of this Agreement as follows:

(a) Base Salary. The Employee shall be paid a base salary ("Base Salary") of not less than One Hundred Seventy Five Thousand Dollars ($175,000.00) per year in installments consistent with the Companies’ usual practices.

(b) Performance Bonus. The Employee shall be entitled to an annual cash bonus ( the "Bonus") based upon the Companies’ attainment of reasonable financial objectives to be determined annually by the Board. The maximum annual Bonus shall not exceed fifty percent (50%) of the applicable year's ending Base Salary and shall be payable only in the event the Board determines, in its sole and exclusive discretion, that the particular year's financial and set objectives have been met. The timing for payment of any such Bonus shall be in accordance with the Companies’ bonus plan, if any shall have been established by the Board, but in any event not later than seventy-five (75) days following the close of the particular fiscal year.

(c) Withholding. All compensation payable to the Executive hereunder shall be subject to withholding, as required by law.

5. Benefits.

(a) Generally. The Executive shall be eligible to participate in any employee benefit or welfare plan, including any life, accident, medical, and disability insurance, retirement or pension plan or program maintained or which shall be maintained from time to time during the Term by the Companies for its employees or executive employees and their immediate families, on the same basis and subject to the same requirements and limitations as are or shall be applicable to other employees or executive employees of the Companies.

(b) Perquisites. The Executive shall be provided with (i) a car allowance of $600 per month (ii) a cellular phone and the Companies shall pay all monthly fees and charges, (iii) computer equipment, dedicated phone/fax line and fax/copying and scanning equipment at Employee's residence and the Companies shall pay or reimburse him for all installation and carrying charges associated therewith, and (iv) such other perquisites as are normal and customary for executives similarly situated which contribute to the Executive’s performance of his responsibilities and (v) other perquisites that from time to time may be established by the Companies and its Board of Directors.

6. Vacation.

Executive shall be entitled to four (4) weeks' vacation each year during the Term of this Agreement, and any renewal or extension thereof, to be taken at times not inconvenient to the Companies.

7. Expenses.

The Companies shall reimburse the Executive for all reasonable business expenditures made by him in connection with, or in furtherance of, his employment hereunder, upon presentation and approval of itemized expense statements, receipts or vouchers or such other supporting information as may from time to time be reasonably requested by the Companies. Air travel by Executive shall be in "business class” and shall include the providing of a designated airline travel club where the executive can make use of such facilities to conduct business in a professional environment while traveling.

8. Confidentiality.

During the Term of his employment, and at all times thereafter, the Employee shall not, without the prior written consent of the Companies, divulge to any third party or use for his own benefit or the benefit of any third party or for any purpose other than the exclusive benefit of the Companies, any confidential or proprietary business or technical information revealed, obtained or developed in the course of his employment with the Companies and which is otherwise the property of the Companies or any of its affiliated corporations, including, but not limited to, trade secrets, customer lists, formulae and processes of manufacture; provided, however, that nothing herein contained shall restrict the Employee's ability to make such disclosures during the course of his employment as may be necessary or appropriate to the effective and efficient discharge of his duties to the Companies.

9. Proprietary Intellectual Property.

The Employee shall treat as for the sole benefit of the Companies and fully and promptly disclose and assign to it without additional compensation, all proprietary intellectual property, including, without limitation, all ideas, discoveries, inventions and improvements, patentable or not, as well as all formulae, processes, know-how, patent rights and letters patent therefor filed in the United States and all other countries, and any and all rights and interests in, to and under the same, made, conceived, acquired, reduced to practice, or otherwise possessed, during the term of his employment by the Companies, alone or with other employees, during or after usual working hours either on or off the job, and which are related to the Companies’ business. In addition, the Employee agrees that, upon request, he will promptly make all disclosures, execute all instruments and papers, and perform all acts whatsoever necessary or desired by the Companies to vest in and assign to the Companies, their successors, assigns and nominees, fully and completely, all rights created or contemplated by this SECTION 9 and which may be necessary or desirable to enable the Companies, their successors, assigns and nominees to secure and enjoy the full benefits and advantages thereof, including any and all applications, writings or other documents, as may be necessary to apply for and obtain any patent, copyright or trademark registration by the Companies or any assignment thereof. Employee shall at all times cooperate with and assist the Companies in preserving and enforcing the aforesaid rights which assistance and cooperation shall include but not be limited to providing the Companies with all information and documents necessary to prosecute and defend such rights. The covenants made by the Employee under the terms of this SECTION 9 shall be enforceable by the Companies for so long as employee shall be employed by, or a consultant to, the Companies and for twelve (12) months immediately thereafter unless, during the term of this Agreement, he shall have been terminated without cause.

10. Property.

Both during the Term of his employment and thereafter, the Employee shall not remove from the Companies’ offices or premises any of the Companies’ documents, records, notebooks, files, correspondence, reports, memoranda and similar materials or property of any kind unless necessary in accordance with the duties and responsibilities of his employment. In the event that any such material or property is removed, it shall be returned as promptly as possible. The Employee shall not make, retain, remove or distribute any copies, or divulge to any third person the nature or contents of any of the foregoing or of any other oral or written information to which he may have access, except as disclosure shall be necessary in the performance of his duties. On the termination of his employment with the Companies, the Employee shall leave with or return to the Companies all originals and copies of the foregoing then in his possession or subject to his control, whether prepared by the Employee or by others.

11. Termination By Companies.

(a) Termination for Cause. The employment of the Employee may be terminated for Cause at any time by the vote of a majority of the Board; provided, however, that before the Companies may terminate the Employee's employment for Cause for any reason that is susceptible to cure, the Companies shall first send the Employee written notice of its intention to terminate this Agreement for Cause, specifying in such notice the reasons for such Cause and those conditions that, if satisfied by the Employee, would cure the reasons for such Cause, and the Employee shall have 30 days from receipt of such written notice to satisfy such conditions. If such conditions are satisfied within such 30-day period, the Companies shall so advise the Employee in writing. If such conditions are not satisfied within such 30-day period, the Companies may thereafter terminate this Agreement for Cause on written Notice of Termination (as defined in SECTION 13(a)) delivered to the Employee describing with specificity the grounds for termination. Immediately on termination pursuant to this SECTION 11(A), the Companies shall pay to the Employee in a lump sum any remaining unpaid Base Salary under SECTION 4(A) to the Date of Termination (as defined in SECTION 13(B)) and the Employee shall forfeit any Base Salary attributable to any period subsequent to the Date of Termination. On termination pursuant to this SECTION 11(A), the Employee shall forfeit (i) his Bonus under SECTION 4(B) for the year in which such termination occurs, and (ii) all unvested Options and other options, warrants and rights relating to capital stock of the Companies, except those issued prior to the date of this Agreement. For purposes of this Agreement, Cause shall mean: (1) a material breach of any of the terms of this Agreement that is not immediately corrected following written notice of default specifying such breach; (2) repeated intoxication with alcohol or drugs while on Companies’ premises during its regular business hours to such a degree that, in the reasonable judgment of the other managers of the Companies, the Employee is abusive or incapable of performing his duties and responsibilities under this Agreement; (3) conviction of a felony; or (4) misappropriation of property belonging to the Companies and/or any of its affiliates.

(b) Termination Without Cause. The employment of the Employee may be terminated without Cause at any time by the vote of a majority of the Board on delivery to the Employee of a written Notice of Termination (as defined in SECTION 13(A)). On the Date of Termination (as defined in SECTION 13(B)) pursuant to this SECTION 11(B), the Company shall pay to the Employee in a lump sum in lieu of payments under SECTIONS 4(A), 4(B) AND 5 for the remainder of the Term an amount equal to the sum of (i) all remaining unpaid Base Salary payable under SECTION 4(A) for the full period through the Date of Termination, plus (ii) the maximum Bonus available to the Employee under SECTION 4(B) for the year in which the termination occurs, pro-rated through the Date of Termination, plus (iii) Base Salary payable under SECTION 4(A) for a full one (1) year period commencing on the Date of Termination, such Base Salary to be paid to the Employee in accordance with the Companies’ normal payroll practices over the course of such additional one year period, plus (iv) the maximum Bonus available to the Employee under SECTION 4(B) for the one (1) year period commencing on the Date of Termination, such Bonus to be paid to the Employee in accordance with the Companies’ normal payroll practices over the course of such additional one year period. In addition, on termination of the Employee under this SECTION 11(B), all of the Employee's unvested Options and other options, warrants and rights relating to capital stock of the Companies shall immediately vest and become exercisable. The term of any such options (including the Options), warrants and rights shall be extended to the fifth anniversary of the Employee's termination. The Employee acknowledges that extending the term of any incentive stock option pursuant to this SECTION 11(B), or SECTION 11(C), 11(D) OR 12(A), could cause such option to lose its tax-qualified status under the Internal Revenue Code of 1986, as amended (the "Code"), and agrees that the Companies shall have no obligation to compensate the Employee for any additional taxes he incurs as a result. In addition, Employee shall be entitled to any benefits under Section 5 hereof which he had the benefit of as of the Date of Termination for such additional one year period upon the same terms and conditions as they existed as of the Date of Termination.

(c) Termination on Disability. If during the Term the Employee should fail to perform his duties hereunder on account of physical or mental illness or other incapacity which the Board shall in good faith determine renders the Employee incapable of performing his duties hereunder, and such illness or other incapacity shall continue for a period of more than six (6) consecutive months ("Disability"), the Companies shall have the right, on written Notice of Termination (as defined in SECTION 13(A)) delivered to the Employee to terminate the Employee's employment under this Agreement. During the period that the Employee shall have been incapacitated due to Disability, the Employee shall continue to receive the full Base Salary provided for in SECTION 4(A) hereof at the rate then in effect until the Date of Termination (as defined in SECTION 13(B)) pursuant to this SECTION 11(C). On the Date of Termination pursuant to this SECTION 11(C), the Companies shall pay to the Employee in a lump sum an amount equal to all remaining unpaid Base Salary payable under SECTION 4(A) for the full period through the Date of Termination. In addition, the Companies shall pay to the Employee Base Salary payable under SECTION 4(A) for a full one (1) year period commencing on the Date of Termination, such Base Salary to be paid to the Employee in accordance with the Companies’ normal payroll practices over the course of such additional one year period. In addition, on such termination, all of the Employee's unvested Options and other options, warrants and rights relating to capital stock of the Companies shall immediately vest and become exercisable. The term of any such options (including the Options), warrants and rights shall be extended to the fifth anniversary of the Employee's termination. In addition, Employee shall be entitled to any benefits under Section 5 hereof which he had the benefit of as of the Date of Termination for such additional one year period upon the same terms and conditions as they existed as of the Date of Termination.

(d) Termination on Death. If the Employee shall die during the Term, the employment of the Employee shall thereupon terminate. On the Date of Termination (as defined in SECTION 13(B)) pursuant to this SECTION 11(D), the Companies shall pay to the Employee's estate a lump sum amount equal to all remaining unpaid Base Salary payable under SECTION 4(A) for the full period through the Date of Termination. In addition, the Companies shall pay to the Employee’s estate Base Salary payable under SECTION 4(A) for a full one (1) year period commencing on the Date of Termination, such Base Salary to be paid to the Employee’s estate in accordance with the Companies’ normal payroll practices over the course of such additional one year period. In addition, on termination of the Employee under this SECTION 11(D), all of the Employee's unvested Options and other options, warrants and rights relating to capital stock of the Companies shall immediately vest and become exercisable. The term of any such options (including the Options), warrants and rights shall be extended to the fifth anniversary of the Employee's termination. The provisions of this SECTION 11(D) shall not affect the entitlements of the Employee's heirs, executors, administrators, legatees, beneficiaries or assigns under any employee benefit plan, fund or program of the Companies.

12. [This Section Intentionally Left Blank].

13. Provisions Applicable to Termination of Employment.

(a) Notice of Termination. Any purported termination of Employee's employment by the Companies pursuant to SECTION 11 shall be communicated by Notice of Termination to the Employee as provided herein, and shall state the specific termination provisions in this Agreement relied on and set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee's employment ("Notice of Termination”).

(b) Date of Termination. For all purposes, "Date of Termination" shall mean, for Disability, thirty (30) days after Notice of Termination is given to the Employee (provided the Employee has not returned to duty on a full-time basis during such 30-day period), or, if the Employee's employment is terminated by the Companies for any other reason, the date on which a Notice of Termination is given.

(c) Benefits on Termination. On termination of this Agreement by the Companies pursuant to SECTION 11, all profit-sharing, deferred compensation and other retirement benefits payable to the Employee under benefit plans in which the Employee then participated shall be paid to the Employee in accordance with the provisions of the respective plans and the Employee shall be entitled to all accrued and unused vacation days through the Date of Termination.

14. Non-Competition and Non-Solicitation.

(a) In consideration of the provisions hereof and the payments provided under SECTION 11, for the Restricted Period (as hereinafter defined), the Employee will not, except as specifically provided below, anywhere in any state of the United States in which the Companies are engaged in the conduct of their business as of such termination date (the "Restricted Territory"), directly or indirectly, acting individually or as the owner, shareholder, partner or management employee of any entity, (i) engage in the operation of disposing or converting medical waste, (ii) enter the employ as a manager of, or render any personal services to or for the benefit of, or assist in or facilitate the solicitation of customers for, or receive remuneration in the form of management salary, commissions or otherwise from, any business engaged in such activities in such jurisdictions; or (iii) receive or purchase a financial interest in, make a loan to, or make a gift in support of, any such business in any capacity, including without limitation, as a sole proprietor, partner, shareholder, officer, director, principal agent or trustee; provided, however, that the Employee may own, directly or indirectly, solely as an investment, securities of any business traded on any national securities exchange or quoted on any NASDAQ market, provided the Employee is not a controlling person of, or a member of a group which controls, such business and further provided that the Employee does not, in the aggregate, directly or indirectly, own five percent (5%) or more of any class of securities of such business. The term "Restricted Period" shall mean the earlier of (i) the maximum period allowed under applicable law and (ii)(x) in the case of a Change of Control, until the third anniversary of the effective date of the Change of Control, (y) in the case of a termination by the Companies without Cause pursuant to Section 10(b) and provided the Companies have made the payments required under SECTION 11(B), until the second anniversary of the Date of Termination, or (z) in the case of Termination for Cause by the Company pursuant to SECTION 11(A) or by the Employee without Good Reason pursuant to SECTION 12(B), until the first anniversary of the Date of Termination.

(b) If the final judgment of a court of competent jurisdiction declares that any term or provision of this SECTION 15 is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specified words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

15. (a) Benefits Upon a Change in Control. If (i) during the term of this Agreement and while Executive remains an employee of the Companies, the Companies shall be subject to a Change in Control and (ii) within one (1) year following such Change in Control the Companies terminate the employment of Executive involuntarily and without Cause, then in such case Executive shall be entitled to receive the following: (A) Executive's unpaid Base Salary accrued through the Date of Termination, plus (B) the maximum Bonus available to the Employee under SECTION 4(B) for the year in which the termination occurs, pro-rated through the Date of Termination, plus (C) Base Salary payable under SECTION 4(A) for a full one (1) year period commencing on the Date of Termination, such Base Salary to be paid to the Employee in accordance with the Companies’ normal payroll practices over the course of such additional one year period, plus (D) the maximum Bonus available to the Employee under SECTION 4(B) for the one (1) year period commencing on the Date of Termination, such Bonus to be paid to the Employee in accordance with the Companies’ normal payroll practices over the course of such additional one year period, and (E) to the extent required by COBRA only, continuation of group health benefits pursuant to the Companies’ standard programs or in effect at the Date of Termination, for a period of not less than 18 months (or such longer period as may be required by COBRA), provided that Executive makes the necessary conversion. If during the term of this Agreement and while Executive remains an employee of the Companies, the Companies shall be subject to a Change in Control, then in such case Executive shall be entitled to vesting of all of the Executive's unvested Options and other options, warrants and rights relating to capital stock of the Companies which shall immediately become exercisable and the term of any such options (including the Options), warrants and rights shall be extended to the fifth anniversary of the date of such Change in Control.

(b) Exclusivity. The provisions of this Agreement are intended to be and are exclusive and in lieu of any other rights or remedies to which Executive or the Companies may otherwise be entitled, either at law, tort or contract, in equity, under Companies policies in effect now or hereafter, or under this Agreement, in the event that (i) during the term of this Agreement and while Executive remains an employee of the Companies, the Companies shall be subject to a Change in Control and (ii) within one (1) year following such Change in Control the Companies terminates the employment of Executive involuntarily and without Cause. In such circumstances, Executive shall be entitled to no benefits, compensation or other payments or rights upon termination of employment other than those benefits expressly set forth in Section 15.

"Change in Control" shall mean any merger, consolidation, sale of assets or other similar transaction or series of transactions involving the Companies, other than any such transaction or transactions following which the Companies or its stockholders continue to own a majority of the combined voting power of the outstanding securities of the corporation or other entity surviving or succeeding to the business of the Companies.

16. Indemnification.

As an employee and agent of the Companies, the Employee shall be fully indemnified by the Companies to the fullest extent permitted by applicable law in connection with his employment hereunder.

17. Survival of Provisions.

The obligations of the Companies under SECTION 15 of this Agreement shall survive both the termination of the Employee's employment and this Agreement.

18. No Duty to Mitigate; No Offset.

The Employee shall not be required to mitigate damages or the amount of any payment contemplated by this Agreement, nor shall any such payment be reduced by any earnings that the Employee may receive from any other sources or offset against any other payments made to him or required to be made to him pursuant to this Agreement.

19. Assignment; Binding Agreement.

The Companies may assign this Agreement to any parent, subsidiary, affiliate or successor of the Companies. This Agreement is not assignable by the Employee and is binding on him and his executors and other legal representatives. This Agreement shall bind the Companies and their successors and assigns and inure to the benefit of the Employee and his heirs, executors, administrators, personal representatives, legatees or devisees. The Companies shall assign this Agreement to any entity that acquires its assets or business, and shall cause it to assume the Companies’ obligations and liabilities arising hereunder.

20. Notice.

Any written notice under this Agreement shall be personally delivered to the other party or sent by certified or registered mail, return receipt requested and postage prepaid, to such party at the address set forth in the records of the Companies or to such other address as either party may from time to time specify by written notice.

21. Entire Agreement; Amendments.

This Agreement contains the entire agreement of the parties relating to the Employee's employment and supersedes all oral or written prior discussions, agreements and understandings of every nature between them. This Agreement may not be changed except by an agreement in writing signed by the Companies and the Employee.

22. Waiver.

The waiver of a breach of any provision of this Agreement shall not operate or as be construed to be a waiver of any other provision or subsequent breach of this Agreement.

23. Governing Law and Jurisdictional Agreement.

This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York. The parties irrevocably and unconditionally submit to the jurisdiction and venue of any court, federal or state, situated within New York County, New York for the purpose of any suit, action or other proceeding arising out of, or relating to or in connection with, this Agreement.

24. Severability.

In case any one or more of the provisions contained in this Agreement is, for any reason, held invalid in any respect, such invalidity shall not affect the validity of any other provision of this Agreement, and such provision shall be deemed modified to the extent necessary to make it enforceable.

25. Enforcement.

It is agreed that it is impossible to measure fully, in money, the damage which will accrue to the Company in the event of a breach or threatened breach of SECTIONS 8, 9 OR 10 of this Agreement, and, in any action or proceeding to enforce the provisions of SECTIONS 8, 9 OR 10 hereof, the Employee waives the claim or defense that the Companies have an adequate remedy at law and will not assert the claim or defense that such a remedy at law exists. The Companies are entitled to injunctive relief to enforce the provisions of such sections as well as any and all other remedies available to it at law or in equity without the posting of any bond.

26. Counterparts.

This Agreement may be executed in counterparts, each of which shall be deemed an original and both of which together shall constitute one and the same instrument.

27. Due Authorization.

The execution of this Agreement has been duly authorized by the Companies by all necessary corporate action.

IN WITNESS WHEREOF, the parties have executed and delivered this Employment Agreement as of the day and year set forth above.

ADUROMED INDUSTRIES, INC. a Delaware corporation

By	/s/ Damien Tanaka
Name: Damien Tanaka
Title: Chief Executive Officer

ADUROMED CORPROATION a Delaware corporation

By	/s/ Damien Tanaka
Name: Damien Tanaka
Title: Chief Executive Officer

EMPLOYEE

Kevin Dunphy
Name:	Kevin Dunphy